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Center Bancorp Announces Hire for New

General Counsel and Senior Management Position

UNION, N.J., April 29, 2013 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank ("UCNB" or the “Bank”), announced the appointment of Rona E. Korman as Senior Vice President and General Counsel of the Bank. Ms. Korman will hold the same title and position for the Center Bancorp holding company. The general counsel title is a new position for Center and the Bank. In her new role Korman will be responsible for Center’s legal department and will also join the Bank’s senior management committee. Rona E. Korman, of West Orange, NJ, is the former General Counsel of Big M, Inc.; a position she held for 20 years.

At Big M, Inc. Ms Korman directed all legal affairs including real estate, corporate, employment, consumer affairs, anti-trust, insurance, construction, advertising, trademark, customs, e-commerce, and litigation. Prior to Big M, Ms. Korman was at the firm of Cole, Schotz, Bernstein, Meisel & Forman, PC where she worked with clients in the retail, commercial, and industrial real estate, zoning and land use, and financial sectors. Rona Korman graduated Cum Laude from Moravian College where she earned a Bachelor of Arts degree and earned a J.D. from Rutgers University, School of Law. She is admitted to the New Jersey Bar.

"We are thrilled to have Rona Korman join the UCNB team," said Anthony C. Weagley, President & Chief Executive Officer. "Rona’s strong legal and business background and reputation will be of tremendous asset to our organization," added Mr. Weagley.

Ms. Korman is replacing UCNB lending department Vice President and Counsel Sheldon Jaffe who has served in this capacity since 2008. “We are thankful for Shelly’s tenure with the Bank and wish him every success in his future endeavors,” said Anthony C. Weagley.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small- and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center also through a strategic partnership with Compass Financial Management, LLC and ING offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 15 banking locations in Union, Morris and Bergen Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, and Summit, New Jersey. Center received approval from the Office of the Comptroller of the Currency to open a Private Banking and Loan Production Office in Princeton, NJ. The Bank's primary market area is comprised of central and northern New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.